Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 18, 2025 (this “Supplemental Indenture”), between United States Steel Corporation, a Delaware corporation (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”), to the Indenture, dated as of October 21, 2019 (the “Base Indenture”, as supplemented by this Supplemental Indenture and as further amended and supplemented from time to time, the “Indenture”), between the Company and the Trustee.

W I T N E S S E T H

WHEREAS, the Company previously issued its 5.00% Senior Convertible Notes due 2026 (the “Notes”) under the Base Indenture;

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of December 18, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among, inter alios, the Company, Nippon Steel North America, Inc., a New York corporation (“Parent”), and 2023 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, effective as of June 18, 2025 (the “Effective Date”), (A) Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent and (B) at the Effective Date, each outstanding share of common stock of the Company, par value $1.00 per share (the “Shares”) (excluding (x) Shares owned by the Company or any wholly owned subsidiary of the Company as treasury stock or otherwise, but including, for the avoidance of doubt, any Shares held by any Company Employee Plan (as defined in the Agreement) or trust related thereto (other than, for the avoidance of doubt, Shares reserved for issuance under any of the Company Equity Plans (as defined in the Agreement)) or held, directly or indirectly, by Parent, Purchaser or any wholly owned subsidiary of Parent immediately prior to the Effective Date and (y) Shares that are issued and outstanding immediately prior to the Effective Date (other than the shares described in the foregoing clause (x)) and that are held by holders that did not vote in favor of the adoption of the Agreement or consented thereto in writing and are entitled to demand and properly demand, exercise and perfect appraisal of such shares pursuant to Section 262 of the General Corporation Law of the State of Delaware) were automatically converted into the right to receive $55.00 per share (the “Merger Consideration”) in cash, without interest, subject to any required tax withholding;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Base Indenture provides that, at the Effective Date, the right to convert each $1,000 principal amount of Notes into a number of shares of the Common Stock equal to the Conversion Rate in effect immediately prior to the Merger will, without the consent of the Holders, be changed into a right to convert each $1,000 principal amount of Notes into or based on a number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to the Merger, and provides that the Company shall execute a supplemental indenture with the Trustee to provide for such change in the right to convert each $1,000 principal amount of Notes;

WHEREAS, pursuant to Section 10.01 of the Base Indenture, the Trustee is authorized to sign any amendment, supplement or waiver to the Base Indenture without the consent of any Holder if such amendment, supplement or waiver does not adversely affect the rights, duties or immunities of the Trustee under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Definition of Terms.

(a)            Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)            All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Indenture.

(c)            The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

(d)            In the event of a conflict between any definition set forth in the Indenture and any definition set forth in this Supplemental Indenture, the definitions set forth in this Supplemental Indenture shall control.

(2)            Settlement upon Conversion. In accordance with Section 14.07(a) of the Indenture, in connection with the consummation of the Merger and the occurrence of a Share Exchange Event, from and after the Effective Date, each $1,000 principal amount of Notes shall be convertible solely into an amount of cash equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Common Stock that a Holder would have received under the Conversion Rate in effect immediately prior to the Merger, which is the amount of cash that Holders of the Notes would have been entitled to receive upon the consummation of the Merger had each $1,000 principal amount of the Notes been converted into a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger. The procedures for settlement upon conversion set forth in the Indenture shall continue to apply mutatis mutandis to the Holders’ right to convert the Notes into the cash amount described in this Supplemental Indenture, and any reference in the Indenture to Holders’ right to convert the Notes into any Settlement Amount shall be deemed to be a reference to Holders’ right to convert the Notes into the cash amount described in this Supplemental Indenture.

(3)            Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly provided for herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(4)            No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture, the Supplemental Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)            Governing Law. This Supplemental Indenture, and any claim, controversy or dispute arising under or related to this Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(6)            Execution in Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g. a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

(7)            Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(8)            Effect on Successors and Assigns. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors and assigns, whether so expressed or not.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

United States Steel Corporation

By:	/s/ Arne Jahn
Name: Arne Jahn
Title: Vice President – Treasurer & Chief Risk Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Glenn McKeever
Name: Glenn McKeever
Title: Vice President

[Signature Page to First Supplemental Indenture]